Exhibit 99.1

Organicell and Oklahoma State University Enter Into Agreement To Study Zofin™ in Respiratory Diseases Caused By Virus Infections Of Pandemic Potential

Miami, FL (April 14, 2021) - Organicell Regenerative Medicine, Inc. (OTCMKTS: BPSR), a clinical-stage biopharmaceutical company dedicated to the development of regenerative therapies, today announced that it has entered into an agreement with Oklahoma State University to evaluate ZofinTM for the treatment of respiratory diseases caused by virus infections of pandemic potential. This study site follows the Company’s earlier announcement of the agreement reached with the Centers for Disease Control and Prevention (“CDC”) to conduct research to determine the anti-inflammatory and anti-infective effectiveness of Zofin™ in experimental models of influenza infection.

The ongoing COVID-19 pandemic has infected over 5 million people globally and caused over 300,000 case fatalities in 188 countries. Additionally, the CDC estimates between 39-55 million influenza related illnesses and more than 60,000 deaths due to influenza. The observed illnesses and case fatalities are primarily due to the lack of known effective antivirals and prophylactic vaccines to attenuate the viruses.

In this agreement, Organicell will supply Oklahoma State University with its lead compound, Zofin™, which is an acellular material derived from human amniotic fluid. This extracellular vesicle-derived nanoparticle-based therapeutic will be assessed on its ability to induce antiviral and/or immunomodulatory activity against virus infections of pandemic potential as there is an unmet need for non-toxic and effective therapeutic approaches to deal with current and imminent pandemics.

“Organicell is dedicated to continuing regenerative therapy research for diseases with unmet needs. We are thrilled to be partnering with Oklahoma State University and the CDC on the study of Zofin™ for viral infections of pandemic proportions. A year into the pandemic has shown us the importance of research aimed at the development of biologics,” said Albert Mitrani, CEO of Organicell.

“We are excited to partner with Oklahoma State University and the CDC to investigate how the extracellular vesicle-derived nanoparticles, in Zofin™, will impact antiviral and/or immunomodulatory activity of viral infections with pandemic potential.” Dr. Mari Mitrani, Chief Science Officer of Organicell.

About Zofin™:

Zofin is an acellular biologic therapeutic derived from perinatal sources and is manufactured to retain naturally occurring microRNAs, without the addition or combination of any other substance or diluent. This product contains over 300 growth factors, cytokines, and chemokines as well as other extracellular vesicles/nanoparticles derived from perinatal tissues. Zofin™ is currently being tested in a phase I/II randomized, double blinded, placebo trial to evaluate the safety and potential efficacy of intravenous infusion of Zofin™ for the treatment of moderate to SARS related to COVID-19 infection vs placebo.

ABOUT ORGANICELL REGENERATIVE MEDICINE, INC.

Organicell Regenerative Medicine, Inc. (OTCMKTS: BPSR) is a clinical-stage biopharmaceutical company that harnesses the power of exosomes to develop innovative biological therapeutics for the treatment of degenerative diseases. The Company’s proprietary products are derived from perinatal sources and manufactured to retain the naturally occurring exosomes, hyaluronic acid, and proteins without the addition or combination of any other substance or diluent. Based in South Florida, the company was founded in 2008 by Albert Mitrani, Chief Executive Officer and Dr. Mari Mitrani, Chief Scientific Officer. To learn more, please visit https://organicell.com/.

FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as “will,” “believes,” “expects,” “potential” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. We remind you that actual results could vary dramatically as a result of known and unknown risks and uncertainties, including but not limited to: potential issues related to our financial condition, competition, the ability to retain key personnel, product safety, efficacy and acceptance, the commercial success of any new products or technologies, success of clinical programs, ability to retain key customers, our inability to expand sales and distribution channels, legislation or regulations affecting our operations including product pricing, reimbursement or access, the ability to protect our patents and other intellectual property both domestically and internationally and other known and unknown risks and uncertainties, including the risk factors discussed in the Company’s periodic reports that are filed with the SEC and available on the SEC’s website (http://www.sec.gov). You are cautioned not to place undue reliance on these forward-looking statements All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Specific information included in this press release may change over time and may or may not be accurate after the date of the release. Organicell has no intention and specifically disclaims any duty to update the information in this press release.

Media Contact:

Jeffrey Freedman

RooneyPartners

646-432-0191

jfreedman@rooneyco.com